U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF

THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2012

Commission file number: 0-49936

ST. JOSEPH, INC.

(Exact name of Small Business Issuer as specified in its charter)

Colorado	CH 47-0844532
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4870 S. Lewis, Suite 250 Tulsa, OK	74105
Address of Principal Executive Offices)	(Zip Code)

Issuer's telephone number, including area code: (918) 742-1888

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

St. Joseph, Inc. (“we,” “us” or the “Company”) is filing a current report on August 8, 2012 in connection with a nonbinding letter of intent (the “Letter of Intent”) we entered into with Karavos Holdings Limited, for the arrangement of an acquisition of 100% of a holding company which owns 50% interest in a domestic telecommunications operating company.

The domestic telecommunication company that is the subject of the proposed transaction has annualized revenues in excess of $125,000,000 through the operation of telecommunication services to retail customers and to the wholesale market, including to resellers, competitive local exchange carriers (CLECs) and facilities-based carriers. St. Joseph would acquire a 50% interest in this domestic telecommunications operating company.

The Letter of Intent contemplates the transaction being structured as a reverse acquisition with St. Joseph, Inc. purchasing the 50% interest in CLECs in return for the issuance to Karavos Holdings Limited of (i) such number of shares of common stock that will be equal to not less than 80% of the total issued and outstanding shares of St. Joseph, Inc. on a fully diluted and converted basis, or (ii) preferred stock convertible into such number of common stock.

The Letter of Intent contemplates that if the parties proceed with the transaction, on its consummation, St Joseph’s board of directors and executive officers will be replaced by nominees to be named by the existing equity holders of the company.

The Letter of Intent is nonbinding as to the consummation of the proposed acquisition transaction, with any obligation to proceed with such a transaction to be included in a definitive agreement to be negotiated between the parties.

However, certain terms are binding on both parties, most notably, a requirement that we will not solicit other parties, or negotiate with other parties, regarding the entry into any merger, acquisition or business combination until the earlier to occur of (i) the mutual termination of negotiations under the Letter of Intent, (ii) the signing of a definitive agreement contemplated by the Letter of Intent, or (iii) the date 6 months from the date of acceptance of the Letter of Intent. Additionally, the Letter of Intent requires that without the prior written consent of Karavos Holdings we shall:

●	not enter into or amend any existing agreements and contracts (otherwise than in the ordinary course of business) including but not limited to, agreements with our directors or officers or employees;
●	enter into any new transaction or arrangement other than in the ordinary course of business;
●	issue or agree to issue any shares, warrants or other securities or loan capital or grant or agree to grant any option over or right to acquire or convertible into any share or loan capital or otherwise take any action which may result in Karavos Holdings Limited acquiring a percentage interest in the Company (on a fully diluted basis) lower than that contemplated in this Letter of Intent or the Company reducing its interest in any subsidiary;

●	declare, pay or make any dividends or other distributions; or
●	become and remain as the sole legal and beneficial owner of all registrable and non-registrable intellectual and other intangible property rights (including but not limited to domain names) created, developed, used or adapted by the business or operation of the Company.

The execution of a definitive agreement is conditional on St. Joseph and Karavos Holdings Limited satisfactorily completing their respective due diligence reviews.

The Letter of Intent states that as a condition to the signing of a definitive agreement for the proposed acquisition, we are required to raise $14,000,000 through the sale of stock. Our management contemplates that these funds will be conducted via a private placement to approved accredited investors. The funds from this private placement are to be held in escrow pending the completion of the proposed acquisition. We can provide no assurance that we will be able to raise these funds, and in the event we are unable to raise the funds the acquisition may be abandoned.

The proposed transaction may be subject to the approval of our shareholders and the approval of Karavos Holdings Limited owners. The approvals needed will depend on the transaction structure contained in any definitive agreement that may be entered into. We cannot provide any assurance that the required approvals will be granted, and in the event they are not, we will not be able to proceed with the transaction.

Any consummation of the proposed transaction will need to be performed in compliance with applicable securities laws and regulations, and may require the filing of comprehensive disclosure documents which may add to the expense and time needed for the completion of the transaction. Depending on the final transaction structure we may need to register as an Investment Company under the Investment Company Act of 1940 or obtain an exemption from such registration. In such event, we may have to abandon the transaction of we not able to register as an Investment Company or not able to obtain an exemption.

Our management cautions investors against making investment decisions based on any expectation that the proposed transaction will be consummated, or that the proposed transaction will result in any short-term increase in share value, because, in its view, such expectations are speculative.

The press release attached hereto as Exhibit 99.1 is hereby incorporated herein by this reference.

Item 8.01 Other Events.

Our discussion under Item 1.01 of this Current Report is hereby incorporated by this reference.

Contemporaneously with the filing of this Current Report, we plan to issue a press release announcing the execution of the Letter of Intent and providing cautionary information for investors. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are filed with this report:

Exhibit
Number	Description

10.1	Letter of Intent dated August 7, 2012 and entered into by and between St. Joseph, Inc. and Karavos Holdings Limited.

99.1	Press Release dated August 8, 2012.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JOSEPH, INC.

August 8, 2012	By:	/s/ Gerald McIlhargey
Gerald McIlhargey, President and Director